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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 6, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern), relating to the consolidated financial statements of MicroIslet, Inc. appearing in the Annual Report on Form 10-KSB of MicroIslet, Inc. for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California
September 29, 2006